EXHIBIT 12.1

                              CK WITCO CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)


                                                             1999            1998            1997            1996           1995
                                                           --------        --------        --------        --------       --------
Earnings:
     Earnings (loss) from continuing operations before
         income taxes and extraordinary charges           $(116,429) (1)   $298,716        $148,746        $ (9,344)      $ 98,460

     Fixed charges                                           73,794          79,598         103,836         115,363        125,707

     Less:

       Interest capitalized during the period                (3,961)         (1,078)           (487)         (1,119)        (3,309)

     Adjustment for loss of less-than-fifty-percent-owned
       person accounted for under the equity method             663             590           2,899             682            159
                                                           ---------       --------        --------        --------       --------
                                                           $(45,933)       $377,826        $254,994        $105,582       $221,017
                                                           =========       ========        ========        ========       ========

Fixed Charges:

     Interest expense                                       $69,833         $78,520        $103,349        $114,244       $122,398

     Capitalized interest                                     3,961           1,078             487           1,119          3,309
                                                           ---------       --------        --------        --------       --------
                                                            $73,794         $79,598        $103,836        $115,363       $125,707
                                                           =========       ========        ========        ========       ========


Ratio of earnings to fixed charges                            (2)              4.75            2.46            0.92           1.76
                                                           =========       ========        ========        ========       ========



(1) Includes pre-tax gain of $42,060 related to the sale of the specialty ingredients business, a pre-tax loss of $83,333 related to the sale of the textile colors business, a pre-tax charge of $29,518 related to merger and related costs and $195,000 related to the write-off of acquired in-process research and development.

(2) Earnings were less than fixed charges by $119,727 for 1999.